Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Charter Municipal Mortgage Acceptance Company of:

Our report dated March 7, 2003, except for Note 19, as to which the date is April 1, 2003, incorporated by reference in the Annual Report on Form 10-K of Charter Municipal Mortgage Acceptance Company for the year ended December 31, 2002;

Our report dated April 10, 2003, appearing in the Definitive Proxy Statement dated September 5, 2003 on Schedule 14A relating to the combined financial statements of Related Capital Company and Affiliates for the year ended December 31, 2002; and

We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.


/s/ Deloitte & Touche LLP

September 22, 2003
New York, New York